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Exhibit 99.2

[GSA Logo]	GSA Office of the Chief Acquisition Officer

February 22, 2005

Mr. Richard C. Notebeart
Chairman and Chief Executive Officer
Qwest Communications International, Inc.
Corporate Headquarters
1801 California St.
Denver, CO 80202

Re:
GSA's Review of Qwest Communications International, Inc.

Dear Mr. Notebaert:

        The General Services Administration (GSA), through its Office of General Counsel, began its review of Qwest Communications International, Inc.'s government contracts operation in July 2002. This review focused mainly on allegations that Qwest inflated its revenue, specifically in connection with transactions involving the Arizona School Facilities Board and Genuity.

        As concerns about Qwest's present responsibility continued to grow, GSA's Office of Inspector General (IG) reviewed Qwest's practices and submitted a referral to my office in August 2003, recommending that I consider suspending Qwest, seven of its former employees, and one current employee. Since that time, I have had numerous meetings with Qwest officials, including you, which have resulted in substantial information for my review and consideration. In addition, a second referral from GSA's IG was submitted to me on January 27, 2005. I have also reviewed that report.

        Based upon all information contained in the administrative record, I have concluded that the protection of the Federal government's interest does not presently require that I initiate administrative action against Qwest. At the current time, I am satisfied that Qwest has taken adequate remedial measures, including significant changes in the company's management, the implementation of an ethics program, and continuous disclosure to the Government regarding new issues that Qwest may face. Please note, however, that despite my decision not to initiate administrative action at this time, specifically in the form of suspension or debarment, this does not limit my ability to take further action in the future should additional information come to my attention. GSA also will continue to take any necessary action against former Qwest employees, as appropriate. Should you have any concerns or questions, please do not hesitate to contact me or Mr. Donald Suda at (202) 501-1043.

Sincerely,
/s/ JOSEPH A. NEURAUTER Joseph A. Neurauter Suspension and Debarment Official
CF:
Rand Allen

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  Exhibit 99.2